Exhibit (a)(1)(i)

Offer to Purchase for Cash
Up to $6,000,000 of its Common Stock
At a Purchase Price Not Less Than $24.00 Per Share and Not More Than $26.25 Per Share
CUSIP: 26942G100
THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 22, 2021, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED.
Eagle Bancorp Montana, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to $6,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share (the “shares”), at a price not less than $24.00 per share and not more than $26.25 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (that we have filed with the U.S. Securities and Exchange Commission (the “Commission”)) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 5:00 p.m., New York City time, on June 22, 2021 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in multiples of $0.25), which will be not less than $24.00 per share and not more than $26.25 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $6,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $6,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the purchase price per share is $24.00, we would purchase 250,000 shares, and, if the purchase price per share is $26.25, we would purchase 228,571 shares, representing approximately 3.7% and 3.4%, respectively, of our outstanding shares as of May 19, 2021.
We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time.
If shares having an aggregate purchase price of more than $6,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.
THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.
Our shares are listed and traded on the Nasdaq Global Market under the trading symbol “EBMT.” On May 20, 2021, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the Nasdaq Global Market was $23.79 per share. You are urged to obtain current market quotations for the shares. See Section 8.
OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.
Neither the Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Information Agent for the Tender Offer is:

The date of this Offer to Purchase is May 21, 2021

IMPORTANT
Questions and requests for assistance may be directed to MacKenzie Partners, the information agent for the tender offer (the “Information Agent”), at its telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:
•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;
•
if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

•
If you hold interests in shares through the Opportunity Bank of Montana Employee Stock Ownership Plan (the “ESOP”) and you wish to tender any of such shares in the Offer, you must follow the procedures described in the separate instructions that you will receive from the Company and Computershare Trust Company, N.A., by 5:00 p.m. New York City time on June 17, 2021.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE OR HELD IN THE ESOP, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.
THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.
OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE

OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.
Who is offering to purchase my shares?
We (Eagle Bancorp Montana, Inc.) are offering to purchase your shares. See Section 1.
What will be the Purchase Price for the shares?
We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $6,000,000 of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided herein) of not less than $24.00 per share and not more than $26.25 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Time, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in multiples of $0.25), which will not be less than $24.00 per share and not more than $26.25 per share, that will allow us to purchase up to $6,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $6,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, then we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.
If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $24.00 per share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your shares being purchased at $24.00 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.
What will be the form of payment of the Purchase Price?
If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions), promptly following the Expiration Time, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.
How many shares will the Company purchase?
We will purchase a number of shares having an aggregate purchase price of $6,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $6,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered and not properly withdrawn at prices at or below the Purchase Price.
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $24.00, we would purchase 250,000 shares, and, if the Purchase Price per share is $26.25, we would purchase 228,571 shares, representing approximately 3.7% and 3.4%, respectively, of our outstanding shares as of May 19, 2021.

In addition, if shares having an aggregate purchase price of more than $6,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn we will buy such shares on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares, but not including any shares held in the ESOP (as defined below)), which will be purchased on a priority basis. We reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.
How will the Company pay for the shares?
The Company will fund the tender offer with cash on hand.
Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $6,250,000.
How long do I have to tender my shares?
Unless you are a participant in the ESOP, you may tender your shares until the Expiration Time. If you are a participant in the ESOP, you may deliver instructions regarding your shares to Computershare at any time until three business days prior to the expiration of the Offer. The Expiration Time is at 5:00 p.m., New York City time, on June 22, 2021, unless we extend or terminate the tender offer. Therefore, unless the Offer is extended, participants in the ESOP will be required to return the Instruction Form no later than 5:00 p.m., New York City time on June 17, 2021. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Time. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
Can the tender offer be extended, amended or terminated, and under what circumstances?
We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.
How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?
We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.
What is the purpose of the tender offer?
The Company is proposing to sell to the Opportunity Bank of Montana Employee Stock Ownership Plan (the “ESOP”) shares of common stock. On May 20, 2021, the Company entered into a Stock Purchase Agreement with the ESOP for the sale of shares to the ESOP having a market value of approximately $6,000,000. The Company is making the Offer in order to offset the earnings per share dilution which would otherwise result from the issuance of shares to the ESOP by the Company.

Are there any conditions to the tender offer?
Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Time, including:
•
No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

•
No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•
No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after May 20, 2021 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States shall have occurred on or after May 20, 2021, the last trading day prior to the commencement of the tender offer;

•
No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

•
No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on May 20, 2021;

•
No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
Any necessary regulatory approvals or non-objections from the Federal Reserve or the Office of the Comptroller of the Currency, as applicable, have been obtained and shall remain in full force and effect;

•
No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since May 20, 2021, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since May 20, 2021;

•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;
•
The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the Nasdaq Global Market or cause the shares to be subject to deregistration under the Exchange Act;

•
No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the Commission on or before May 20, 2021) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

•
No person (including a group) that has publicly disclosed in a filing with the Commission on or before May 20, 2021 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

•
No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

•	These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How will the tender offer affect the number of our shares outstanding and the number of record holders?
As of May 19, 2021, we had 6,775,447 shares of common stock outstanding. At a Purchase Price equal to the tender offer’s minimum price of $24.00 per share, we would purchase 250,000 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 3.7% of our outstanding shares as of May 19, 2021. At a Purchase Price equal to the tender offer’s maximum price of $26.25 per share, we would purchase 228,571 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 3.4% of our outstanding shares as of May 19, 2021. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the minimum price, we will have 6,525,447 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of May 19, 2021). If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 6,546,876 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of May 19, 2021). The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2. In addition, as described above, the Company is proposing to sell $6,000,000 of shares to the ESOP, which such shares will be issued shortly after the Expiration Date and will impact the total number of shares outstanding.
In addition, if shares having an aggregate purchase price of more than $6,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
Furthermore, if any of our stockholders:
•	who hold shares in their own name as holders of record; or
•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.
Following the tender offer, will the Company continue as a public company?
Yes. In addition, the tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the Nasdaq Global Market and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.
If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Time (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.
How do I tender my shares?
To tender your Shares, unless you are a participant in the ESOP, prior to 5:00 p.m., New York City time, on June 22, 2021, unless the Offer is extended:
•
You must deliver the certificate(s) evidencing your shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this Offer to Purchase; or

•
The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in Section 3), in the case of a book-entry transfer; or

•
The Depositary must receive a confirmation of receipt of your shares through the Automated Tender Offer Program and specific acknowledgement that you agree to the terms of, and to be bound by, the Letter of Transmittal; or

•	You must comply with the guaranteed delivery procedure outlined in Section 3.
Shares allocated to ESOP participants’ accounts will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder (“ERISA”), be tendered by the Trustees of the ESOP according to the instructions of participants to the Trustees. Decisions as to whether to tender shares not allocated to participants’ accounts will be made by the Trustees subject to the terms of the plan and ERISA. The Trustees will make available to the participants whose accounts hold allocated shares all documents furnished to the shareholders in connection with the Offer generally and will provide additional information in a separate letter with respect to the operations of the Offer to the participants of the ESOP. Each participant will also receive a form upon which the participant may instruct the Trustees regarding the Offer. Each participant may direct that all, some or none of the shares allocated to the participant’s account be tendered. Participants will also be afforded withdrawal rights.
If you are a participant in the ESOP, and you wish to tender any of your shares held in the ESOP, you must follow the separate instructions and procedures described in Section 3 by returning the Instruction Form in the “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” to Computershare Trust Company, N.A. at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on June 17, 2021). If Computershare Trust Company, N.A. has not received a participant’s instructions at least three business days prior to the Expiration Date, the Trustees will not tender any shares held on behalf of that participant. The Trustees are prohibited from selling shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the Nasdaq Global Market on the date the Offer expires. This could result in a participant’s shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares will be tendered and a participant’s direction to tender will be deemed to have been withdrawn. The Trustees will decide whether to tender or hold shares of the ESOP that currently have not been allocated to participants’ ESOP accounts. The Trustees will also decide the disposition of shares that are allocated to accounts of participants who fail to return a timely or properly completed Instruction Form. The Trustees will determine whether the implementation of any participant directions or adherence to any ESOP provisions would be contrary to its fiduciary duties in accordance with ERISA.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.
If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3. In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $24.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY

CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $24.00 PER SHARE). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.
If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $24.00 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $24.00 per share. See Section 8 for recent market prices for shares of our common stock.
You may contact the Information Agent or your broker for assistance. The contract information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Time?
Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, which will occur at 5:00 p.m., New York City time on June 22, 2021, unless we extend or terminate the tender offer. Notwithstanding the foregoing, if you are a participant in the ESOP, your notice of withdrawal must be received by Computershare Trust Company, N.A. at least three business days before the Expiration Date in accordance with the instructions set forth in the letter sent separately to participants in the ESOP. If we have not accepted for payment the shares you have tendered to us by 5:00 p.m., New York City time, on July 19, 2021 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.
If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.
How do I withdraw shares I previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in the ESOP who wish to withdraw their shares must follow the instructions found in the “Letter to Participants” sent to the participants in the ESOP separately.
In what order will the Company purchase the tendered shares?
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $6,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $6,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:
•
first, from all stockholders of “odd lots” (persons who own fewer than 100 shares, not including any shares held in the ESOP) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time;

•
second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $6,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Time.
Therefore, it is possible that we will not purchase any or all of the shares that you tender. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1.
Has the Company or its Board of Directors adopted a position on the tender offer?
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.
We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Will the Company’s directors and executive officers tender shares in the tender offer?
The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. As a result, the tender offer will increase the proportional holdings of our directors and executive officers. However, if the proposed sale of shares to the ESOP is consummated shortly after the Expiration Date, the proportional holdings of our directors and executive officers may not be materially impacted. Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.
If I decide not to tender, how will the tender offer affect my shares?
Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer. However, if the proposed sale of shares to the ESOP is consummated shortly after the Expiration Date, the proportional holdings of stockholders who choose not to tender may not be materially impacted.
What is the accounting treatment of the tender offer?
The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.
When and how will the Company pay for the shares I tender?
Promptly after the Expiration Time, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Time. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5. If your shares are held in the ESOP, payment will be deposited with and invested in the ESOP according to the requirements of that plan.
What is a recent market price for the shares?
On May 20, 2021, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares on the Nasdaq Global Market was $23.79 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.
Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?
Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. The Company has obtained exemptive relief from the Commission from compliance with the requirements of Rule 13e-4 to the extent necessary to permit the sale of shares to the ESOP at or shortly after the Expiration Date. Beginning on the eleventh business day after the Expiration Time of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.
What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you do not hold shares through the ESOP, the receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.
If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, the Depositary or other applicable withholding agent generally will be required to withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives proper documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If taxes are required to be withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information. If you are a participant in the ESOP, tendering shares will not cause an immediate U.S. Federal income tax consequence. See Section 13.
We recommend that you consult your own tax advisor regarding the particular tax consequences of tendering shares for cash pursuant to the tender offer to you, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Sections 3 and 13.
Will I have to pay stock transfer tax if I tender my shares?
Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.

To whom can I talk if I have questions?
The Information Agent can help answer your questions. The Information Agent for the tender offer is MacKenzie Partners Please call (800) 322-2885 Monday through Friday from 8:00 a.m. to 6:00 p.m. New York City time and Saturday 10:00 a.m. to 4:00 a.m. New York City time.

1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain certain “forward-looking statements.” Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent management’s current expectations, plans or forecasts and are based on the beliefs and assumptions of management, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and are often beyond our control. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements include:
•	our ability to complete the tender offer in the anticipated timing, or at all;
•
a deterioration in economic conditions, including declines in the real estate market and home sale volumes and financial stress on borrowers (consumers and businesses) as a result of the uncertain economic environment;

•
the effects of natural or man-made disasters, calamities, or conflicts, including terrorist events and pandemics (such as the COVID-19 pandemic), including on asset credit quality and business operations, as well as its impact on general economic and financial market conditions;

•	the effects of a severe economic downturn, including high unemployment rates and declines in housing prices and property values, in our primary market areas;
•	the effects of and changes in monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government, including responses to the COVID-19 pandemic;
•	fluctuations in interest rate risk and changes in market interest rates, including risk related to LIBOR reform and risk of negative rates;
•	our ability to make accurate assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the assets securing these loans;
•
legislative and regulatory limitations, including those arising under the Dodd-Frank Act and potential limitations in the manner in which we conduct our business and undertake new investments and activities;

•	availability of cash on hand and short-term investments to fund the purchase of tendered shares;
•	changes in other economic, competitive, governmental, regulatory and technological factors affecting our markets, assets, liabilities, operations, pricing, products, services and fees; and
•	the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control.
See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof, for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

INTRODUCTION
To the Holders of Our Common Stock:
Eagle Bancorp Montana, Inc., a Delaware corporation, hereby offers to purchase for cash up to $6,000,000 of shares of its issued and outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $24.00 per share and not more than $26.25 per share, less any applicable withholding taxes and without interest.
The tender offer will expire at 5:00 p.m., New York City time, on June 22, 2021 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be selected by us and will be lowest purchase price (in multiples of $0.25), not less than $24.00 per share and not more than $26.25 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $6,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $6,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares with an aggregate purchase price of more than $6,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we will buy such shares on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares, but not including any shares held in the ESOP), which will be purchased on a priority basis. We reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.
If completed, the tender offer will provide stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to potentially increase their relative percentage ownership interest in the Company and its future results.
WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $6,000,000, subject to applicable law. See Section 14.
The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $6,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $6,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will buy shares in the following order of priority:
•
first, from all holders of “odd lots” (holders of fewer than 100 shares), excluding any shares held in the ESOP, who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time;

•
second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $6,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. It is also possible that none of the shares conditionally tendered will be purchased. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.
We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.
Participants in the ESOP may tender any of their shares held in the plan by following the separate instructions and procedures described in Section 3 and by returning the Instruction Form in the “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” to Computershare Trust Company, N.A. at least three business days prior to the Expiration Date (which, unless the Offer is extended, will require you to return the Instruction Form no later than 5:00 p.m., New York City time, on June 17, 2021). If Computershare Trust Company, N.A. has not received a participant’s instructions at least three business days prior to the Expiration Date, the Trustees will not tender any shares held on behalf of that participant.
The Company is proposing to sell to the ESOP shares of common stock. On May 20, 2021, the Company entered into a Stock Purchase Agreement with the ESOP for the sale of shares to the ESOP having a market value of approximately $6,000,000. The purchase of shares under this Offer is intended to offset the earnings per share dilution which would otherwise result from the issuance of shares to the ESOP by the Company.

As of May 19, 2021, we had 6,775,447 shares of our common stock outstanding. The shares are listed and traded on the Nasdaq Global Market. On May 20, 2021, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the Nasdaq Global Market was $23.79 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.
THE TENDER OFFER
1.	Number of Shares; Proration.
General. Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $6,000,000 of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time of the tender offer, at a Purchase Price determined by us of not less than $24.00 per share and not more than $26.25 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $6,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $6,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.
However, if we:
•
increase the maximum price to be paid above $26.25 per share or decrease the price to be paid below $24.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•
increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•	decrease the aggregate purchase price for shares being sought in the tender offer; and
the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must either:
(1)
specify the price, not less than $24.00 per share and not more than $26.25 per share, at which they are willing to sell their shares to the Company. To specify the price, tendering stockholders must check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered; or

(2)
choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $24.00 or as high as $26.25. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $24.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $24.00 per share.

Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.
All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.
Priority of Purchases. If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $6,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.
If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $6,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:
•	first, we will purchase all shares (other than any shares held in the ESOP) tendered by all holders of “odd lots” (as defined below) who:
(1)	tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and
(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;
•
second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered (including any shares held in the ESOP) at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•
third, if necessary to permit us to purchase shares having an aggregate purchase price of $6,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.
Odd Lots. The term “odd lots” means all shares (other than any shares held in the ESOP) tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Time, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.
Purpose of the Tender Offer. The Company is making the Offer in order to offset the earnings per share dilution which would otherwise result from the issuance of shares to the ESOP by the Company as referred to above. The Board of Directors also believes that, given the Company’s business, assets and prospects and the current market price of the shares, the purchase of the shares pursuant to the Offer would be an attractive investment for the Company. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase). Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of Opportunity Bank of Montana, and we believe such capital ratios will continue to support organic growth and other strategic options. In addition, our Board of Directors believes the tender offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.
The tender offer set forth in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to potentially increase their relative percentage ownership interest in the Company and its future results.
While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.
Certain Effects of the Tender Offer. As of May 19, 2021, we had 6,775,447 shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is equal to the tender offer’s minimum price per share of $24.00, we would purchase 250,000 shares and if the Purchase Price per share is equal to the tender offer’s maximum price per share of $26.25, we would purchase 228,571 shares, representing approximately 3.7% and 3.4%, respectively, of our outstanding shares as of May 19, 2021. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq Global Market or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.
The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer may increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.
Based on the published guidelines of the Nasdaq and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the Nasdaq of the remaining shares.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. At this time, we do not intend for the purchase of shares pursuant to the tender offer to provide us with the ability to terminate our registration of our common stock under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the Nasdaq Global Market.
Shares the Company acquires pursuant to the Offer will be held in the Company’s treasury, to replace the shares being sold to the ESOP as described in Section 10, and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the securities exchanges on which the shares are listed). Such shares could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company’s business, the distribution of stock dividends and employee benefit plans.
The Company anticipates that, upon completion of the Offer, it will resume its ongoing 100,000 share repurchase program authorized in July 2020, which is approximately 41% complete. In addition, on April 22, 2021, the Board of Directors authorized the purchase by the Company of up to $6,000,000 of shares, via self-tender in order to offset the earnings per share dilution which would otherwise result from the issuance of shares to the ESOP by the Company. To the extent that such shares are not purchased through this Offer, such shares may be repurchased by the Company from time to time in the future in open market transactions or a further self-tender. Except for these repurchase programs, the Company has no other plans to purchase additional shares. However, we may, in the future, decide to purchase additional shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. The Company has obtained exemptive relief from the Commission from compliance with the requirements of Rule 13e-4 to the extent necessary to permit the sale of shares to the ESOP at or shortly after the Expiration Date. Any possible future purchases by the Company will depend on many factors including the market price of the shares, the results of the Offer, the Company’s business and financial position and general economic and market conditions.
Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;
•	any material change in our indebtedness or our capitalization;
•
any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;
•	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq Global Market;
•	the termination of registration under Section 12(b) of the Exchange Act of any class of our equity securities;
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•
the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or purchases pursuant to, equity awards granted to directors, officers and employees (including employees of companies we may acquire); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.
3.	Procedures for Tendering Shares.
Proper Tender of Shares. For shares not held by plan participants in the ESOP to be tendered properly pursuant to the tender offer:
•
the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time, which is 5:00 p.m., New York City time, on June 22, 2021 (unless the tender offer is extended or terminated) by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.
Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.
In accordance with the instructions to the Letter of Transmittal, each stockholder, other than participants in the ESOP, wishing to tender shares in the tender offer must properly indicate in the section captioned either (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares
Stockholders that are participants in the ESOP, and desire to tender shares in the Offer must either (1) check the box in the section of the Instruction Form captioned “Shares Tendered at Price Determined Pursuant to the Offer” or (2) check one of the boxes in the section of the Instruction Form captioned “Price per share at Which Shares are Being Tendered,” indicating the price at which shares are being tendered. A tender of shares will be proper if, and only if, one of these boxes is checked on the Instruction Form.
If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $24.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $24.00 per share.
A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).
STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO

INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.
Odd lot holders who tender all their shares also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.
Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, which is 5:00 p.m., New York City time, on June 22, 2021 (unless the tender offer is extended or terminated), or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Time or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:
•	such tender is made by or through an Eligible Institution;
•
a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day at the Expiration Time; and

•
a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed

Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
Procedures for Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan. A participant in the ESOP may instruct Computershare Trust Company, N.A. to tender some or all of the shares allocated to a participant’s account by completing the Instruction Form in accordance with the instructions in the “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” furnished separately and returning it to Computershare Trust Company, N.A. in accordance with those instructions. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose plan accounts are credited with shares. Participants in the ESOP cannot use the Letter of Transmittal to direct the tender of shares held under the plan, but must use the Instruction Form included in the separate instruction letter sent to them. Participants in the ESOP who also hold shares outside of the plan, however, must use the Letter of Transmittal to tender shares held outside of the plan and must complete the Instruction Form according to the instructions in the “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” for shares held under the plan. The ESOP is prohibited by law from selling shares to us for a price that is less than the prevailing market price of our common stock. Accordingly, if a participant elects to tender shares at a price that is lower than the closing price of our common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the Nasdaq Global Market on the date the Offer expires. This could result in a participant’s shares not being purchased in the Offer. If the closing price of our common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares will be tendered and a participant’s tender will be deemed to have been withdrawn.
The proceeds received by the ESOP from any tender of shares from a participant’s plan account will be invested pursuant to the requirements of the plan.
Participants in the ESOP are urged to read the separate “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any shares from a participant’s plan account.
Restricted Shares. Stockholders to whom “restricted” shares have been issued under our equity compensation plans will not be able to tender such shares unless the restrictions on transfer of such shares (imposed by the terms of the applicable equity incentive plans or by the terms of the award agreement relating to such shares) have expired. If a stockholder holds certificates representing such shares on which the restrictions have expired, the participant may tender some or all of such shares in accordance with procedures for tendering shares described above.
U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
U.S. Federal Withholding for Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that the Depositary (or other applicable withholding agent) generally will be required to withhold U.S. federal tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because, for example, such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.
Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact Computershare, Inc., as Transfer Agent for our shares, at (800) 368-5948. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
4.	Withdrawal Rights.
Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time except that participants in the ESOP must withdraw shares held in the ESOP on or before 5:00 p.m., June 17, 2021. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m., New York City time, on July 19, 2021, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.
Participants in the ESOP who wish to withdraw their tendered shares must follow the instructions in the “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” which has been furnished separately.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:
•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•
specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.
Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
5.	Purchase of Shares and Payment of Purchase Price.
On the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $6,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and, promptly after the Expiration Time, pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer. We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Time or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.
Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.
ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING AT A RATE OF 24% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.
6.	Conditional Tender of Shares.
Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.
After the Expiration Time, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price

Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $6,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.
After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $6,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. We note that if shares having an aggregate purchase price of more than $6,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.
7.	Conditions of the Tender Offer.
Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Time any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:
(1)
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after May 20, 2021, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after May 20, 2021 which in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;
(4)
there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 20, 2021;

(5)
there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

(6)
any necessary regulatory approvals or non-objections from the Federal Reserve or the Office of the Comptroller of the Currency, as applicable, shall not have been obtained or shall not remain in full force and effect;

(7)
a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since May 20, 2021, other than in the ordinary course of business (in each case other than the tender offer);

(8)
the consummation of the tender offer and the purchase of shares will cause the shares to cease to be traded on or listed on the Nasdaq or otherwise cause the shares to be deregistered under the Exchange Act;

(9)
a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before May 20, 2021);

(10)
a person or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before May 20, 2021, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or

(11)
a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

If any of the conditions referred to above is not satisfied, we may:
(1)	terminate the tender offer and return all tendered shares to the tendering stockholders;
(2)	extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the tender offer as so extended;
(3)
waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Time; or

(4)	delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.
8.	Price Range of Shares; Dividends.
The shares are listed and traded on the Nasdaq Global Market under the trading symbol “EBMT.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the Nasdaq Global Market.
	Market Price		Dividends
	High	Low
2019
First Quarter	$18.28	$16.18	$0.093
Second Quarter	$17.48	$16.29	$0.093
Third Quarter	$18.25	$16.45	$0.095
Fourth Quarter	$22.59	$17.50	$0.095

2020
First Quarter	$22.98	$11.74	$0.095
Second Quarter	$19.00	$13.66	$0.095
Third Quarter	$18.00	$15.00	$0.098
Fourth Quarter	$22.49	$17.43	$0.098

2021
First Quarter	$26.13	$20.00	$0.098
Second Quarter (through May 20, 2021)	$24.63	$22.60	$0.098
On May 20, 2021, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the Nasdaq Global Market was $23.79 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.
Dividends. Since our initial public offering in April 2020, we have paid quarterly cash dividends to holders of record. For the last four quarters, we paid quarterly cash dividends to stockholders of record of $0.098, $0.098, $0.098 and $0.098, respectively. Future declaration and payment of dividends on our Common Stock is at the discretion of our Board of Directors. In the event that our Board of Directors declares a dividend to be paid in the future, each stockholder of record on the close of business on the record date set by the Board of Directors will be paid to such stockholder regardless of whether such stockholder tenders its shares in the tender offer.
9.	Source and Amount of Funds.
Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $6,250,000. The Company expects to fund the tender offer with cash on hand.
10.	Certain Information Concerning Us.
General. Through our subsidiary Opportunity Bank of Montana, our business consists primarily of providing loan and deposit services to customers who are predominantly small businesses and individuals throughout Montana. We are a diversified lender with a focus on residential mortgage loans, commercial real estate mortgage loans, commercial business loans, agricultural loans and second mortgage/home equity loan products. We also invest in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. As of March 31, 2021, we had 23 full service branches located in Montana.
The principal sources of funds for our activities are retained earnings, loan repayments, net deposit inflows, repayments and sales of investments and borrowings. Our principal sources of revenue are interest on loans and interest and dividends on investments. Its principal expenses are interest paid on deposits, credit costs, general and administrative expenses, interest on borrowings and income taxes.
Our corporate headquarters and principal executive offices are located at 1400 Prospect Avenue, Helena, Montana 59601. Our telephone number at that address is (406) 442-3080. Our internet address is www.opportunitybank.com. Information on, or accessible through, our website is not part of this Offer to Purchase and should not be considered incorporated by reference.
Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.
Incorporation by Reference. The SEC allows us to “incorporate by reference” information in this Offer to Purchase, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this Offer to Purchase, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).
Commission Filings	Date Filed
Annual Report on Form 10-K (including those portions of our definitive Proxy Statement on Schedule 14A, filed on March 10, 2021 that are incorporated by reference into Part III of such Annual Report on Form 10-K)
March 10, 2021

Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021	May 6, 2021
You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You also can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Corporate Secretary. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.
As of May 19, 2021, we had 6,775,447 shares of common stock outstanding. Our directors and executive officers as a group beneficially owned an aggregate of 495,291 shares of our common stock, representing 7.3% of our outstanding shares as of May 19, 2021. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer. Since the $6,000,000 of shares to be purchased under the Offer are intended to offset the shares to be sold by the Company to the ESOP as referred to above, the aggregate of such purchases and sales is not expected to have any significant effect on the percentage of shares owned by officers and directors of the Company. Upon completion of the sale to the ESOP of shares having a market value of $6,000,000, employee participants in such plans (approximately 351 persons) will control the vote of approximately 7.2% of the outstanding shares.
Beneficial Ownership of Directors and Executive Officers.
The following table shows, as of May 19, 2021, information regarding the beneficial ownership of shares by (i) each of our “named executive officers”; (ii) each director; and (iii) all current directors and executive officers as a group. Assuming we purchase 250,000 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 7.3% of our outstanding shares. The percentages outstanding are based on 6,775,447 shares of common stock outstanding as of May 19, 2021. However, such percentage ownership may be impacted by any issuance of shares to the ESOP shortly after the Expiration Date. Except as otherwise set forth below, the address of each of the persons listed below is c/o Eagle Bancorp Montana, Inc., 1400 Prospect Avenue, Helena, Montana 59601.
Name	Total Shares Beneficially Owned	Percentage of Class (a)
Peter J. Johnson	90,966	1.3%
Rick F. Hays	31,329	*
Thomas J. McCarvel	37,269	*
Maureen J. Rude	6,785	*
Shavon R. Cape	9,105	*
Tanya J. Chemodurow	6,815	*
Kenneth M. Walsh	220,917	3.3%
Corey Jensen	2,910	*
Benjamin G. Ruddy	13,631	*
Cynthia A. Utterback	1,000	*
Laura F. Clark	12,835	*
Rachel Amdahl	19,711	*
Dale Field	19,697	*
Chantelle Nash	15,219	*
Mark O’Neill	7,457	*
P. Darryl Rensmon	7,102	*
Linda Chilton	852	*

All directors and executive officers as a group (17 persons)	495,291	7.3%
*	Less than 1%.
Stockholders Beneficially Owning More Than 5%.
The following table shows, as of May 19, 2021, the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the shares. It is based on information indicated in the footnotes to the table below.
EJF Capital LLC. 2107 Wilson Blvd. Suite 410 Arlington, VA 22201	350,000	5.2%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	340,850	5.0%
(a)	Based on 6,775,447 shares of common stock outstanding on May 19, 2021.

On May 20, 2021, the Company entered into an agreement (the “ESOP Stock Purchase Agreement”) with the Trustees of the ESOP to sell to the ESOP shares having an aggregate purchase price of $6,000,000. The purchase price per share to be paid by the ESOP shall be based on the prevailing sales price per Share on the Nasdaq Global Market on the last trading day preceding the consummation of such sale. The Company’s sale to the ESOP pursuant to the ESOP Stock Purchase Agreement is subject to certain conditions, including the consummation of the Offer. A copy of the ESOP Stock Purchase Agreement has been filed as an exhibit to the Schedule TO (as defined below).
Transactions with Executive Officers, Directors and Other Related Persons.
Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, our executive officers, our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during 60 days prior to the date hereof, except that (1) Tanya Chemodurow, on May 13, 2021, purchased 1,055 shares of common stock for $22.86 per share and 25 shares of common stock for $22.88 per share in open market transactions and (2) Kenneth Walsh sold (i) on May 4, 2021, 1,582 shares of common stock for $23.31 per share, (ii) on May 5, 2021, 2,998 shares of common stock for $23.34 per share, (iii) on May 6, 2021, 1,591 shares of common stock for $23.28 per share, (iv) on May 7, 2021, 200 shares of common stock for $23.31 per share, and (v) on May 13, 2021, 3,629 shares of common stock for $22.98 per share, in each case in open market transactions.
Share Repurchase Authorization
In July 2020, our Board of Directors authorized a 100,000 share repurchase program. Over the past ten months through May 20, 2021, we have repurchased 41,337 shares of our common stock under our share repurchase authorization for $651,088 (excluding commissions) at an average cost of $15.75 per share. As of May 20, 2021, we have a total of 58,663 shares available for additional share repurchases under our current repurchase authorization.
Long-Term Incentives
Long-term equity incentives, primarily restricted stock awards granted under the shareholder-approved 2011 Incentive Plan, as amended, are intended to focus the efforts of the Company’s executive officers on activities that are necessary to ensure the Company’s long-term success, as reflected in an increase in the Company’s stock price over a period of years. In fiscal 2020, none of the Company’s executive officers received an award of restricted stock.
Change in Control Agreements
In order to provide market-competitive compensation packages and to thereby attract and retain the Company’s executives, the Company has entered into change of control agreements with its executive officers, which offers severance and change of control benefits to such executives if they are terminated in connection with a change of control event. Pursuant to the Company’s Incentive Plan applicable to all employees, all unvested restricted stock awards will become fully vested upon a “change in control” of the Company.
Restricted Stock Award Agreement
Our Restricted Stock Award Agreement awards our restricted common stock, par value $0.01 per share, to employees of the Company. These awards are most commonly merit-based and vest over a fixed period of time.
2020 Non-Employee Director Award Plan
The Non-Employee Director Award Plan was approved at the annual meeting in 2020 and provides for annual grants of restricted stock to non-employee directors. Under the 2020 Non-Employee Director Award Plan, we are permitted to issue up to 13,000 shares to non-employee directors. Our Board of Directors’ Compensation Committee has been delegated the authority to administer the plan. As of May 20, 2021 there were 2,024 awards of restricted shares outstanding under the plan and approximately 10,976 common shares remained available for issuance under the plan.
12.	Legal Matters; Regulatory Approvals.
We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.
13.	Material U.S. Federal Income Tax Consequences.
The following discussion is a general summary of the material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. The tender offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion. This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.
Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.
As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner(s) and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.
The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that other acquisitions or dispositions of their shares considered to be part of the same plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders also should be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.
The sale of shares pursuant to the tender offer generally should result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their own tax advisors concerning the mechanics and applicability of such a waiver.
The sale of shares pursuant to the tender offer generally should result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.
The sale of shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their own tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
If any of the Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.
If none of the Section 302(b) tests are met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be eligible as qualified dividend income subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). U.S. Holders should consult their own tax advisors to determine the application of these distribution rules under Section 302 of the Code in light of their particular circumstances. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.
We cannot predict whether, or the extent to which, the tender offer will be oversubscribed. If the tender offer is oversubscribed, we may accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend may be unclear.
Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.
If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.
If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, and/or as gain from the sale of shares will be determined in the same manner described above under “Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).
Because the satisfaction of the Section 302 tests described above is dependent on matters of fact, the Depositary (or other applicable withholding agent) generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that the Depositary (or other applicable withholding agent) will be required to withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced rate of withholding is required. See Section 3 for additional information. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

U.S. Federal Income Tax Considerations for Holders of Shares through the ESOP
The ESOP is a tax exempt trust and, therefore, no income, gain or loss will be recognized by a participant upon the tender or sale of shares credited to his or her account under each such plan. However, participants in these plans who instruct the Trustees to tender and sell equivalent shares held through the ESOP may be giving up special tax consequences applicable to employer securities upon distribution of such shares from the ESOP. Please refer to the “Letter to Participants in the Opportunity Bank of Montana Employee Stock Ownership Plan” together with this Offer to Purchase for a description of these tax consequences.
Information Reporting and Backup Withholding.
Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder delivers to the Depositary (or other applicable withholding agent) a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding and information reporting generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. See Section 3 for additional information.
Foreign Account Tax Compliance Act.
Under legislation referred to as FATCA, and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the tender offer.
The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner should consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and foreign tax laws.
14.	Extension of the Tender Offer; Termination; Amendment.
We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.
Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.
If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $26.25 or decrease the price to be paid per share below $24.00 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.
15.	Fees and Expenses; Information Agent; Depositary.
We have retained MacKenzie Partners to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.
16.	Miscellaneous.
In making the tender offer, we are not aware of any U.S. State where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. State statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares in that U.S. State. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. State where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. State.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY

PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.
Eagle Bancorp Montana, Inc.
May 21, 2021

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
The Depositary for the Tender Offer is:
Computershare Trust Company, N.A.
If delivering by mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by express mail, or any other expedited service: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT
CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.
Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.
The Information Agent for the Tender Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com